Exhibit 99.1

American Spectrum Realty Reports Third Quarter Results

HOUSTON--(BUSINESS WIRE)--November 14, 2008--American Spectrum Realty, Inc. (“the Company”) (AMEX:AQQ), a real estate investment and management company whose headquarters are located in Houston, Texas, announced today its results for the third quarter ended September 30, 2008.

Rental revenue for the three months ended September 30, 2008 increased $1,337,000, or 17.3%, in comparison to the three months ended September 30, 2007. This increase was primarily attributable to $838,000 in revenue generated from one office property acquired during the second quarter of 2008. Greater revenues from properties owned for the full three months ended September 30, 2008 and September 30, 2007 accounted for the remaining increase of $499,000. The increase in revenues from properties owned for the full three months ended September 30, 2008 and September 30, 2007 was primarily due to an increase in rental rates and lease termination revenue. The increase was partially offset by a decrease in occupancy. The weighted average occupancy of the Company’s properties was 85% for the three months ended September 2008 compared to 88% for the three months ended September 30, 2007.

The Company’s net loss for the three months ended September 30, 2008 was $2,186,000, or $1.59 per share, compared to a net loss of $3,202,000, or $2.32 per share, for the three months ended September 30, 2007. The net loss recorded during the third quarter of 2007 included a loss on extinguishment of debt of $2,413,000.

The Company’s net loss for the nine months ended September 30, 2008 was $4,771,000, or $3.47 per share, compared to a net loss of $5,642,000, or $4.09 per share, for the nine months ended September 30, 2007. The net loss for the nine months ended September 30, 2008 included income from discontinued operations of $631,000 attributable to the Company’s sale of Columbia, a non-core property located in South Carolina. The net loss for the nine months ended September 30, 2007 included the loss on extinguishment of debt of $2,413,000.

American Spectrum Realty, Inc. is a real estate investment company that owns 29 office, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest. American Spectrum Realty Management, Inc., a wholly-owned subsidiary of American Spectrum Realty, Inc., manages and leases all properties owned by American Spectrum Realty and all third parties. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty’s business plan focuses on acquisition of value-added real estate investments in its core markets of California, Texas and Arizona.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow -

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUES: Rental revenue	$9,082	$7,745	$26,164	$22,746
Interest and other income	32	54	162	112
Total revenues	9,114	7,799	26,326	22,858

EXPENSES:
Property operating expense	4,958	3,679	12,740	9,964
General and administrative	854	863	2,735	2,545
Depreciation and amortization	3,686	3,407	10,474	9,443
Interest expense	3,501	3,262	9,968	8,898
Total expenses	12,999	11,211	35,917	30,850

OTHER LOSS:
Loss on extinguishment of debt	-	(2,413)	-	(2,413)
Total other loss	-	(2,413)	-	(2,413)

Net loss from continuing operations before deferred income tax benefit and minority interest	(3,885)	(5,825)	(9,591)	(10,405)

Deferred income tax benefit	1,376	2,151	3,389	3,935

Net loss from continuing operations before minority interest	(2,509)	(3,674)	(6,202)	(6,470)

Minority interest (share from continuing operations)	323	475	800	842

Net loss from continuing operations	(2,186)	(3,199)	(5,402)	(5,628)

Discontinued operations:
(Loss) gain from discontinued operations	-	(5)	5	(26)
Gain on sale of discontinued operations	-	-	1,141	-
Income tax benefit (expense)	-	2	(421)	10
Minority interest	-	-	(94)	2
(Loss) income from discontinued operations	-	(3)	631	(14)

Net loss	$(2,186)	$(3,202)	$(4,771)	$(5,642)

Basic and diluted per share data:
Net loss from continuing operations	$(1.59)	$(2.32)	$(3.93)	$(4.08)
Income (loss) from discontinued operations	-	-	0.46	(0.01)
Net loss	$(1.59)	$(2.32)	$(3.47)	$(4.09)

Basic and diluted weighted average shares used	1,376,098	1,380,093	1,375,942	1,379,039

CONTACT:
American Spectrum Realty, Inc., Houston
Chairman, President and CEO
William J. Carden, 713-706-6200